UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 5, 2008 (July 30, 2008)

Date of Report (Date of earliest event reported)

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	0-22081	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.  Other Events.

On July 30, 2008, Epiq Systems, Inc. was notified that a complaint, styled Alaska Electrical Pension Fund, derivatively on behalf of Epiq Systems, Inc., plaintiff, v. Tom W. Olofson, et al, defendants, and Epiq Systems, Inc., nominal defendant, was filed in the U.S. District Court for the District of Kansas.  The complaint is a purported shareholder derivative action against the current members of the board of directors of the company, certain of its executives, a former director and a former executive.  The complaint alleges that the company backdated certain stock options from 1997 through January 2006, that the individual defendants either participated in the backdating or permitted it to occur, violations of generally accepted accounting principles and related claims of false and misleading proxy statements and annual reports filed by the company under the Securities Exchange Act of 1934 as a result of the purported backdating of options.  The complaint also alleges various violations of state law, breaches of fiduciary duty of loyalty and insider trading in Epiq Systems stock.  Plaintiff is seeking unspecified money damages, an accounting for profits obtained from the alleged backdating of options, specified changes in the company’s corporate governance policies, punitive damages and rescission of the allegedly backdated options.

As of the date of this report, the company has not been served in this matter.  The company will defend against these claims vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: August 5, 2008

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board
and Chief Executive Officer